Exhibit 12

                Santa Fe Pacific Corporation and Subsidiary Companies
            Statement of Computation of Ratio of Earnings to Fixed Charges
                           (as of March 31, 1995 and 1994)
                             (In millions, except ratio)


                                                         Three Months Ended
                                                              March 31,
                                                         1995          1994
                                                         ------------------
          Earnings:

           Income from continuing operations
             before income taxes                         $ 41.6      $ 94.0

           Add (less) income of unconsolidated
             subsidiaries greater than distributions       (1.2)
          (0.2)
           Amortization of capitalized interest             0.6         0.5

           Fixed charges before interest
             capitalized (see below)                       48.9        38.2
                                                         ------      ------
           Total Earnings                                $ 89.9      $132.5
                                                         ======      ======

          Fixed Charges:

           Interest expense including
             amortization of debt discount               $ 39.7      $ 29.0


           Portion of rentals representing
             an interest factor                             9.2         9.2
                                                         ------      ------
           Fixed charges before interest
             capitalized                                   48.9        38.2

           Interest capitalized                             1.2         2.7
                                                         ------      ------
           Total Fixed Charges                           $ 50.1      $ 40.9
                                                         ======      ======
          Ratio of earnings to fixed charges                1.8         3.2
                                                         ======      ======